Exhibit 99.1

News Release

CHIQUITA BRANDS INTERNATIONAL REPORTS SECOND QUARTER 2003

NET INCOME OF $57 MILLION, $1.41 PER SHARE

Company Achieves Strategic Milestones

CINCINNATI—July 31, 2003—Chiquita Brands International, Inc. (NYSE: CQB) today reported second quarter net income of $57 million, or $1.41 per share, up from $48 million, or $1.19 per share, a year ago.

“In the face of tough competition and significant pricing pressure in most markets, we are continuing to make steady progress against the goals we outlined last year, including the completion of two significant transactions in the second quarter,” said Cyrus Freidheim, chairman and chief executive officer. “In May, we completed the sale of our vegetable canning business, which allows us to focus firmly on the growth and profitability of our core fresh produce business and strengthen our balance sheet by reducing debt. In June, we completed the sale of our banana division in Armuelles, Panama, which will help us drive better performance through lower costs. In addition, we are pleased with our market performance in North America, Europe and Asia.”

FINANCIAL HIGHLIGHTS

•	Net sales for the quarter were $840 million, up $397 million from the second quarter of 2002. The acquisition of Atlanta AG, a fresh produce distributor the company acquired in late March 2003, accounted for $327 million of the increase. The remainder resulted from higher volume of bananas, increased sales of other fresh fruit and favorable European exchange rates.

•	2003 second quarter operating income from continuing operations was $60 million compared to $55 million pro forma in the year-ago period, adjusted for the change in cost accounting explained at the end of the release and shown in Exhibit A. (Historical second quarter 2002 operating income, not adjusted for the accounting change, was $58 million.)

•	2003 second quarter operating income includes the following items: a $21 million gain from the previously announced sale of the company’s banana operations in Armuelles, Panama; and $11 million in charges, primarily related to restructuring at Atlanta, write-downs of joint ventures and severance, most of which are included in the company’s cost of sales.

•	2003 second quarter operating income includes a $5 million balance sheet currency translation gain. 2002 second quarter income included an unusually large balance sheet translation gain of $20 million. The balance sheet translation results from the required revaluing of certain European assets—primarily trade receivables from the sale of bananas—at quarter-end euro/dollar exchange rates.

DISCONTINUED OPERATIONS

Net income for the second quarter of 2003 includes $9 million, or 22 cents a share, from discontinued operations, while net income in the year-ago second quarter included $2 million, or 4 cents a share, from discontinued operations.

Operating income for both 2003 and 2002 excludes earnings of the following companies that have been sold: Castellini Group, a U.S. wholesale distribution business sold in December 2002; Progressive Produce Corp., a California packing and distribution company sold in January 2003; and Chiquita Processed Foods (CPF), a vegetable canning business sold in May 2003. Operating results of these companies are included in discontinued operations in the financial statements for all periods until sold. Discontinued operations for the second quarter of 2003 also includes an $8 million gain on the sale of CPF and a $3 million gain on the sale of a port operation owned by Atlanta.

SEGMENT RESULTS

Fresh Produce

Fresh Produce second quarter operating income was $58 million, compared to $54 million last year on a pro forma basis after adjusting for the accounting change. (Historical fresh produce operating income for the second quarter of 2002, not adjusted for the accounting change, was $57 million.)

The improvements in 2003 operating results were primarily due to:

•	$21 million gain on the sale of the Armuelles banana production division;

•	$17 million from reduced production, advertising and personnel expenses;

•	$4 million net benefit from fresh produce sales in Europe (comprised of $41 million from favorable European currency exchange rates, offset by $26 million in lower local pricing in Europe and $11 million in hedging costs); and

•	$3 million from increased banana volume in Europe.

The favorable items above were partially offset by:

•	$15 million effect of the lower balance sheet currency translation gain in 2003;

•	$11 million in restructuring costs associated with Atlanta, write-downs of certain joint ventures, and severance related to company cost reduction programs;

•	$10 million of higher costs associated with purchased fruit, fuel and paper; and

•	$5 million adverse effect from lower pricing in North America.

On a U.S. dollar basis, banana prices in the company’s core European markets (EU-15 countries, Norway and Switzerland) rose 12 percent in the quarter due to a stronger euro. At the same time, the volume of bananas the company sold in core Europe rose 10 percent because Chiquita increased sales of its premium-label fruit and second-label fruit by approximately the same amount each, after winning new business. On a local currency basis, average banana prices in the company’s core European markets fell 10 percent, as a result of the stronger euro and as discount retailers continued to make headway in Germany and the United Kingdom.

Banana prices in North America fell 4 percent in the quarter from the strong level a year ago when a flood in Costa Rica and a strike in Honduras diminished industry supply, raising the spot-market price. The volume of bananas the company sold in North America was flat in the quarter compared to a year ago.

On a U.S. dollar basis, banana prices in Asia, where the company currently has a small presence, mainly in Japan, were flat compared to a year ago. Local banana prices in Asia fell 7 percent from strong 2002 levels when industry volume to Japan declined. The volume of bananas the company sold in Asia during the quarter rose 6 percent from a year ago, as Chiquita continued to increase its business in the region.

On March 27, 2003, Chiquita purchased the remaining equity interests of Atlanta, which had $1.3 billion of net sales in 2002. Starting with the second quarter of 2003, Atlanta’s results were fully consolidated in Chiquita’s financial statements. Atlanta’s operating loss for the quarter was $2 million, including $7 million of restructuring charges and a write-down of an investment. In the 2002 second quarter, Atlanta was an investment accounted for under the equity method, and its net income was breakeven.

Processed Foods

On May 27, 2003, the company sold its vegetable canning business, which comprised more than 90 percent of net sales in the Processed Foods segment. The vegetable canning business is reported as a discontinued operation in the financial tables accompanying this release. Remaining operations in the Processed Foods segment consist of processed fruit ingredient products, which are produced in Latin America and sold in North America, Europe and the Far East, and other consumer products, primarily edible oils sold through a joint venture in Honduras. Net sales in the second quarter of 2003 for these remaining operations were $12 million, up from $9 million for these operations in 2002. Second quarter operating income was approximately $2 million, up from $1 million in 2002.

ARMUELLES, PANAMA DIVISION

As previously announced, on June 30, 2003, the company sold its Puerto Armuelles Fruit Co. (PAFCO) banana production division for $20 million to a worker cooperative led by members of the Armuelles banana workers’ union. In connection with this transaction, the cooperative signed a 10-year contract to supply Chiquita with fruit at market prices. Sales proceeds included $15 million in cash financed by a Panamanian bank and $5 million from a loan provided by Chiquita. This loan will be repaid to the company through an agreed-upon discount to the price per box during the initial years of the contract. As part of the transaction, Chiquita paid $20 million in workers’ severance and certain other liabilities.

As a result of this sale and other productivity improvements taken before the transaction was completed, the company expects its costs related to Armuelles to be approximately $12 million lower in 2003 than in 2002. The company expects annual savings from the transaction to total approximately $15 million to $18 million by the end of 2004 compared to 2002 costs.

In the second quarter, the company recognized a gain of $21 million from the sale of PAFCO assets and settlement of PAFCO severance and other liabilities.

COST REDUCTIONS

During the fourth quarter of 2002, Chiquita initiated a series of global performance-improvement programs to reduce costs over three years. The company anticipated that its gross cost reductions would be partially offset by implementation expenses, such as severance, and possible cost increases affecting the industry. The company announced targets for 2005, adjusted for the sale of its canning division, of $110 million in gross annual cost reductions and $70 million in net annual cost reductions, after potential offsetting industry-wide cost increases but before implementation expenses. The annual targets are presented in Exhibit B.

For 2003, the company now expects its gross cost reductions to exceed the previously announced target of $40 million. In the first six months of the year, the company realized $24 million of actual cost savings, including productivity improvements at Armuelles, Panama.

The company also previously announced that it expected 2003 gross cost reductions to be largely offset by increased purchased fruit, fuel and paper costs of $25 million. The company now expects increased costs for purchased fruit, fuel and paper to total $27 million this year because of higher-than-forecasted fuel prices. In addition, the company has previously announced that it expects implementation expenses associated with its cost reduction programs to total $10-15 million, excluding restructuring at Atlanta AG.

ASSET SALES

In September 2002, the company set a goal to divest $100-150 million of non-core assets by the end of 2005. By June 30, 2003, Chiquita had sold assets for proceeds totaling approximately $320 million, including $106 million in debt assumed by the buyers.

DEBT

In September 2002, the company set a goal of reducing total debt to $400 million by the end of 2005. The change from $517 million at Dec. 31, 2002, to $482 million at June 30, 2003, set forth in Exhibit C, results primarily from:

•	The sale in May of CPF, which had $81 million of debt at Dec. 31, 2002;

•	$50 million in payments on debt;

•	A new $65 million term loan in March to repay Atlanta AG’s lenders;

•	The purchase of a ship in January for $14 million; and

•	$17 million primarily for seasonal working capital associated with other fresh fruit.

ACCOUNTING CHANGE

In the first quarter of 2003, the company changed its accounting for certain tropical production and logistics expenses during interim periods. Previously, the company used a standard costing method, which allocates those costs evenly throughout the year based on volume. The company has now adopted an actual costing method, which recognizes the costs as incurred. This new method, which the company’s auditors, Ernst & Young, have approved as a preferred method, has no effect on total-year costs or results.

Under the former accounting policy, $3 million of costs incurred in the 2002 second quarter were deferred and fully expensed by year-end. Had the new policy been in effect last year, the company’s net income for the second quarter of 2002 would have decreased by $3 million to $45 million, or $1.12 per share, on a pro forma basis. To assist investors in comparing year-to-year quarterly results, the company has provided both historical 2002 numbers and 2002 numbers on a pro forma basis, adjusted as if the new accounting policy had been in effect last year, in the financial highlights above and in the tables at the end of the release.

CONFERENCE CALL

The company conference call to discuss second quarter 2003 results will begin at 4:45 p.m. EDT today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-800-314-7867 in the United States and Canada and +719-867-0640 from other locations. An audio replay of the call will also be available until 5 p.m. EDT Aug. 7, 2003. To access, dial 1-888-203-1112 from the U.S. and Canada and +719-547-0820 from international locations and enter the access code 475887. An audio webcast of the call will be available at www.chiquita.com until Aug. 15; after that date, a transcript of the call will be available on the website.

* * *

Chiquita Brands International is a leading international marketer, producer and distributor of high-quality fresh and processed foods. The company’s Chiquita Fresh Group is one of the largest banana producers in the world and a major supplier of bananas in North America and Europe. The company also distributes and markets a variety of other fresh fruits and vegetables and processed foods. For more information, visit the company’s web site at www.chiquita.com.

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the impact of changes in the European Union banana import regime expected to occur in connection with the anticipated enlargement of the E.U. in 2004 and the anticipated conversion to a tariff-only regime in 2006; prices for Chiquita products; availability and costs of products and raw materials; currency exchange rate fluctuations; natural disasters and unusual weather conditions; operating efficiencies; labor relations; the continuing availability of financing; the company’s ability to realize its announced cost-reduction goals; actions of U.S. and foreign governmental bodies including in relation to, and the potential impact of political instability and terrorist activities on, the company where it has international operations; and other market and competitive conditions. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on the factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

Investors:        Monique Wise, 513-784-6366, mwise@chiquita.com

News media:   Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

# # #

INCOME STATEMENT – QUARTER

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT

(Unaudited – in millions, except per share amounts)

	Quarter Ended June 30, 2003	Quarter Ended June 30, 2002	Pro Forma* for Accounting Change Quarter Ended June 30, 2002
Net sales	$840.1	$443.0	$443.0

Operating expenses
Cost of sales	730.2	324.8	327.7
Selling, general and administrative	61.4	52.8	52.8
Depreciation	9.3	7.9	7.9
Gain on sale of Armuelles division	(20.7)	—	—

	780.2	385.5	388.4

Operating income	59.9	57.5	54.6
Interest income	0.6	1.0	1.0
Interest expense	(11.5)	(10.9)	(10.9)

Income from continuing operations before income taxes	49.0	47.6	44.7
Income taxes	(1.5)	(1.5)	(1.5)

Income from continuing operations	47.5	46.1	43.2
Discontinued operations:
Income (loss) from operations	(1.8)	1.6	1.6
Gain on disposal	10.9	—	—

Net income	$56.6	$47.7	$44.8

Diluted earnings per share
Continuing operations	$1.19	$1.15	$1.08
Discontinued operations	0.22	0.04	0.04

Net income	$1.41	$1.19	$1.12

Shares used to calculate diluted earnings per share	40.0	40.0	40.0

*	Beginning in 2003, the company changed its method of accounting for certain tropical production and logistics expenses from a standard costing method, which allocates costs evenly throughout the year based on volume, to an actual costing method, which recognizes costs as incurred. Under the former accounting policy, $18 million of costs incurred in the 2002 first quarter and $3 million of costs incurred in the 2002 second quarter were deferred as of June 30, 2002 and fully expensed by year-end. The accounting change has no effect on total-year costs or results.

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year. The company’s results during the third and fourth quarters are generally weaker than in the first half of the year, due to availability of competing fruits and resulting lower banana prices.

INCOME STATEMENT – YEAR-TO-DATE

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT

(Unaudited – in millions, except per share amounts)

On March 19, 2002, Chiquita completed its financial restructuring when its Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code became effective. For financial reporting purposes, the company used an effective date of March 31, 2002. References to “Predecessor Company” in the following table refer to the company prior to March 31, 2002. References to “Reorganized Company” refer to the company on or after March 31, 2002, after giving effect to the issuance of new securities in accordance with the Plan and implementation of fresh start accounting.

	Reorganized Company			Predecessor Company
	Six Months Ended June 30, 2003	Quarter Ended June 30, 2002	Pro Forma* for Accounting Change Quarter Ended June 30, 2002	Quarter Ended March 31, 2002	Pro Forma* for Accounting Change Quarter Ended March 31, 2002
Net sales	$1,311.4	$443.0	$443.0	$446.2	$446.2

Operating expenses
Cost of sales	1,111.7	324.8	327.7	346.5	364.5
Selling, general and administrative	106.3	52.8	52.8	42.2	42.2
Depreciation	16.5	7.9	7.9	16.9	16.9
Gain on sale of Armuelles division	(20.7)	—	—	—	—

	1,213.8	385.5	388.4	405.6	423.6

Operating income	97.6	57.5	54.6	40.6	22.6
Interest income	1.0	1.0	1.0	0.6	0.6
Interest expense	(21.1)	(10.9)	(10.9)	(7.6)	(7.6)
Financial restructuring items	—	—	—	(222.3)	(222.3)

Income (loss) from continuing operations before income taxes and cumulative effect of a change in method of accounting	77.5	47.6	44.7	(188.7)	(206.7)
Income taxes	(3.5)	(1.5)	(1.5)	(1.0)	(1.0)

Income (loss) from continuing operations before cumulative effect of a change in method of accounting	74.0	46.1	43.2	(189.7)	(207.7)
Discontinued operations:
Income (loss) from operations	(5.4)	1.6	1.6	(0.1)	(0.1)
Financial restructuring items	—	—	—	(63.5)	(63.5)
Gain on disposal	12.8	—	—	—	—

Income (loss) before cumulative effect of a change in method of accounting	81.4	47.7	44.8	(253.3)	(271.3)
Cumulative effect of a change in method of accounting for goodwill	—	—	—	(144.5)	(144.5)

Net income (loss)	$81.4	$47.7	$44.8	$(397.8)	$(415.8)

	Reorganized Company			Predecessor Company
	Six Months Ended June 30, 2003	Quarter Ended June 30, 2002	Pro Forma* for Accounting Change Quarter Ended June 30, 2002	Quarter Ended March 31, 2002	Pro Forma* for Accounting Change Quarter Ended March 31, 2002
Diluted earnings per share**
Continuing operations	$1.85	$1.15	$1.08	$(2.42)	$(2.65)
Discontinued operations	0.19	0.04	0.04	(0.81)	(0.81)
Cumulative effect of a change in method of accounting for goodwill***	—	—	—	(1.85)	(1.85)

Net income (loss)	$2.04	$1.19	$1.12	$(5.08)	$(5.31)

Shares used to calculate diluted earnings per share	40.0	40.0	40.0	78.3	78.3

*	Beginning in 2003, the company changed its method of accounting for certain tropical production and logistics expenses from a standard costing method, which allocates costs evenly throughout the year based on volume, to an actual costing method, which recognizes costs as incurred. Under the former accounting policy, $18 million of costs incurred in the 2002 first quarter and $3 million of costs incurred in the 2002 second quarter were deferred as of June 30, 2002 and fully expensed by year-end. The accounting change has no effect on total-year costs or results.

**	Earnings per share calculations for the quarter ended March 31, 2002 are based on shares of old common stock outstanding prior to the company’s emergence from Chapter 11 proceedings on March 19, 2002. Upon emergence, these shares were canceled, and the company issued 40.0 million new common shares.

***	Represents the effect of a change in accounting for goodwill under SFAS 142 that was adopted in the first quarter of 2002.

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year. The company’s results during the third and fourth quarters are generally weaker than in the first half of the year, due to availability of competing fruits and resulting lower banana prices.

SUPPLEMENTAL DATA

Exhibit A:

PRO FORMA EFFECT OF CHANGE IN METHOD OF COST ACCOUNTING ON

2002 OPERATING INCOME FROM CONTINUING OPERATIONS

(Unaudited – in millions)

	2002 Operating Income	Effect of Accounting Change	2002 Pro Forma Operating Income
First Quarter	$40.6	$(18.0)	$22.6
Second Quarter	57.5	(2.9)	54.6
Third Quarter	(2.6)	4.3	1.7
Fourth Quarter	(29.4)	16.6	(12.8)

TOTAL	$66.1	$0.0	$66.1

Exhibit B:

CHIQUITA BRANDS INTERNATIONAL, INC.

COST REDUCTION PROGRAM

(Unaudited – in millions)

This table lays out cost reduction targets for 2003 through 2005. The reductions result from programs to improve farm productivity, reduce global purchasing costs and reduce overhead throughout the company. The original goals, set out in the plan presented to investors in September 2002, are shown on the top line of the following table. They included Chiquita Processed Foods (CPF), which has been sold. The next two lines show the impact on our targets of taking out CPF and the resulting revised targets. The company’s updated estimate for cost reductions in 2003 appears in the following line, “current forecast for cost reduction.”

Industry offsets include increased prices for purchased goods and services and events beyond the company’s control, such as floods and storms. These offsets can rise or fall from year to year. In 2003, we currently expect offsets of $27 million from higher costs for purchased fruit, fuel and paper, up from an earlier estimate of $25 million. Industry offsets for 2004 and 2005 remain to be determined because the variables depend on factors beyond the company’s control.

Implementation costs include severance, facility closings, relocation, minor systems changes and other actions necessary to implement each improvement program. These costs are one-time events for each program. Estimates have been made for each year of the program.

The numbers on the chart show the impact of the improvement programs in that year, compared to our base year 2002. Since the cost reductions carry over from one year to the next, the total reduction builds over the three year period.

	Year
	2003	2004		2005
Gross cost reductions targets, Sept. 2002 plan	$45		$90		$150
Less Chiquita Processed Foods (CPF)	(5)		(25)		(40)

Gross cost reductions targets, excluding CPF	40		65		110
Current forecast for cost reduction *	$40 +		65		N/A
Potential industry offsets	(27)		TBD		TBD
Net cost reductions from programs	$13 +	$	TBD	$	TBD **
Implementation costs	(10-15)		(10-15)		(5-10)

*	For 2003 the company now estimates that its gross cost reductions will exceed $40 million excluding CPF.
**	The company has set a net cost reduction target before implementation costs of $70 million for 2005.

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE

(Unaudited – in millions)

	Dec. 31, 2002	Additions	Payments	June 30, 2003
Parent Company
10.56% Senior Notes	$250.0	$—	$—	$250.0
Subsidiaries
CBI facility
Revolver	—	—	—	—
Term loan	64.3	—	(28.0)	36.3
New term loan for Atlanta AG	—	65.0	(10.0)	55.0
Shipping	109.9	14.0	(7.2)	116.7
Other	12.3	16.6	(4.7)	24.2

Total debt, excluding CPF	436.5	95.6	(49.9)	482.2
CPF—sold in May 2003	81.0	—	(81.0)	—

Total debt, including CPF	$517.5	$95.6	$(130.9)	$482.2

Exhibit D:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS

(Unaudited – in millions, except for percentages and exchange rates)

	Quarter Ended June 30, 2003	Quarter Ended June 30, 2002	Percent Change Favorable (Unfavorable) vs Historical 2002		Quarter Ended June 30, 2002 Pro Forma for Accounting Change	Percent Change Favorable (Unfavorable) vs Pro Forma 2002
Net sales by segment
Fresh Produce	$827.8	$433.9	90.8%		$433.9	90.8%
Processed Foods	12.3	9.1	35.2%		9.1	35.2%
Segment operating income
Fresh Produce	$57.7	$56.3	2.5%		$53.4	8.1%
Processed Foods	2.2	1.2	83.3%		1.2	83.3%
Total operating income	59.9	57.5	4.2%		54.6	9.7%
Operating margins by segment
Fresh Produce	7.0%	13.0%	(6.0	)pts	12.3%	(5.3	)pts
Processed Foods	17.9%	13.2%	4.7	pts	13.2%	4.7	pts
SG&A as a percent of sales	7.3%	11.9%	4.6	pts
Banana sales volume (40-pound boxes)
European Core Markets	13.1	11.9	10.1%
Central and Eastern Europe and Mediterranean countries	4.5	4.6	(2.2)%
North America	14.1	14.0	0.7%
Asia Pacific (joint venture)	3.6	3.4	5.9%
Total	35.3	33.9	4.1%
Euro average exchange rate, spot (dollars per euro)	1.14	0.92	23.9%
Euro average exchange rate, hedged (dollars per euro)	1.05	0.90	16.7%

Exhibit D (continued):

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS

(Unaudited – in millions, except for percentages and exchange rates)

	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002	Percent Change Favorable (Unfavorable) vs Historical 2002
Net sales by segment
Fresh Produce	$1,289.5	$872.0	47.9%
Processed Foods	21.9	17.2	27.3%
SG&A as a percent of sales	8.1%	10.7%	2.6	pts
Banana sales volume (40-pound boxes)
European Core Markets	25.5	24.0	6.3%
Central and Eastern Europe and Mediterranean countries	7.8	8.4	(7.1)%
North America	27.4	28.0	(2.1)%
Asia Pacific (joint venture)	6.6	6.1	8.2%
Total	67.3	66.5	1.2%
Euro average exchange rate, spot (dollars per euro)	1.11	0.90	23.3%
Euro average exchange rate, hedged (dollars per euro)	1.03	0.88	17.0%